KPMG Peat Marwick LLP
60 East South Temple
Suite 900
Salt Lake City, UT  84111




August 18, 1997




Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for BSD Medical Corporation and, under the date of November 25, 1996, we
reported   on  the  financial  statements  of  BSD   Medical
Corporation as of and for the years ended August 31, 1996 and 1995. On August 14, 1997, our appointment as principal
accountants  was  terminated.   We  have  read  BSD  Medical
Corporation's statements included under Item 4 of its Form 8-K dated August 14, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with BSD Medical Corporation's stated reason for changing principal accountants.

Very truly yours,

/s/ KPMG Peat Marwick LLP